                                                                  Exhibit 15.1



INDEPENDENT ACCOUNTANTS' AWARENESS LETTER


Ameritrade Holding Corporation
Omaha, Nebraska

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Ameritrade Holding Corporation and subsidiaries for the three and nine month periods ended June 29, 2001 and June 30, 2000; the three and six month periods ended March 30, 2001 and March 31, 2000; and the three month periods ended December 31, 2000 and 1999, as indicated in our reports dated August 9, 2001, May 9, 2001 and February 8, 2001; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 29, 2001, March 30, 2001 and December 31, 2000, are being incorporated by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-69154 on Form S-3.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

September 17, 2001
Omaha, Nebraska